Exhibit 99.1

April 30, 2014

KKR & Co. L.P. Completes Acquisition of KKR Financial Holdings LLC

NEW YORK & SAN FRANCISCO—(BUSINESS WIRE)— KKR & Co. L.P. (NYSE:KKR) and KKR Financial Holdings LLC (NYSE:KFN) today announced the completion of KKR’s acquisition of KFN. Common shareholders of KFN, at a special meeting held earlier today, voted to adopt the merger agreement entered into on December 16, 2013, pursuant to which common shareholders of KFN will receive 0.51 common units of KKR for each common share of KFN.

The votes in favor of the merger constituted a majority of outstanding KFN common shares as of the record date of February 26, 2014, including a majority of outstanding KFN common shares held by record holders other than KKR and its affiliates. Approximately 98% of the KFN common shares represented at the special meeting voted in favor of approving the merger.

“Our balance sheet is one of our most strategic assets. Through the KFN acquisition, our book value increases to over $10 billion as of March 31, 2014, and our firm is better positioned than ever,” said Henry R. Kravis and George R. Roberts, Co-Chairmen and Co-Chief Executive Officers of KKR. “In addition to adding scale and diversification, KFN’s assets bring us greater balance sheet liquidity and yield, which will benefit our unitholders through both an increase in recurring distributions and more capital for growth.”

KFN is a subsidiary of KKR following the completion of the merger. KFN’s perpetual preferred shares and senior notes, which are listed on the NYSE, as well as its junior subordinated notes, remain outstanding securities of KFN.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KFN is available at http://www.kkr.com.

KKR Investor Relations

Craig Larson

+1 (877) 610-4910 (U.S.) / +1 (212) 230-9410

investor-relations@kkr.com

or

Media Contact

Kristi Huller, +1 (212) 230-9722

kristi.huller@kkr.com

Source: KKR & Co. L.P.